EXHIBIT 3.1




                             AMENDED
                    ARTICLES OF INCORPORATION
                               OF
                    IPALCO ENTERPRISES, INC.
                      Dated April 16, 1986

                          As Amended By
                      ARTICLES OF AMENDMENT
                      Dated April 18, 1990

                          As Amended By
                      ARTICLES OF AMENDMENT
                       Dated May 21, 1997
                             AMENDED
                    ARTICLES OF INCORPORATION
                               OF
                    IPALCO ENTERPRISES, INC.


     The undersigned officers of IPALCO ENTERPRISES, INC. (hereinafter referred to as the "Corporation"), existing pursuant to the provisions of The Indiana General Corporation Act, as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating certain amendments of its Articles of Incorporation by the adoption of Amended Articles of Incorporation to supersede and take the place of its heretofore existing Articles of Incorporation approved and filed in accordance with the Act on September 14, 1983, certifying the following facts:

                          SUBDIVISION A
                        AMENDED ARTICLES


                   1. Text of Amended Articles

     The exact text of the entire Amended Articles of Incorporation of the Corporation (hereinafter referred to as the "Amended Articles"), now is as follows:

                             AMENDED
                    ARTICLES OF INCORPORATION
                               OF
                    IPALCO ENTERPRISES, INC.


                            ARTICLE 1
                         Identification

     Section 1.01. Name.  The name of the Corporation is
IPALCO ENTERPRISES, INC.

                            ARTICLE 2
                       Purpose and Powers

     Section 2.01. Purpose. The purpose for which the Corporation is formed is the transaction of any or all lawful business for which corporations may be incorporated under The
Indiana General Corporation Act, as amended (herein referred to as the "Act").

     Section 2.02. Powers. The Corporation shall have the capacity to act possessed by natural persons and, subject to any limitations or restrictions imposed by the Act, other law or these Amended Articles of Incorporation (herein referred to as the "Amended Articles"), shall have the power to do all acts and things necessary, convenient or expedient to carry out the purposes for which it is formed.

     Section 2.03. Limitations. Nothing in these Amended Articles shall be construed to authorize the conduct by the Corporation of the business of rural loan and savings associations, credit unions, or corporations for the conduct of banking, railroad, insurance, surety, trust, safe deposit, mortgage guarantee, or building and loan business, or to authorize the Corporation to carry on the business of receiving deposits of money, bullion, or foreign coins, or issuing bills, notes or other evidences of debt for circulation as money.

                            ARTICLE 3
                       Period of Existence

     Section 3.01.  Period.  The Period during which the
Corporation shall continue is perpetual.

                            ARTICLE 4
               Principal Office and Resident Agent

     Section 4.01. Principal Office. The post office address of the principal office of the Corporation is:

                       25 Monument Circle
                  Indianapolis, Indiana  46204

     Section 4.02. Resident Agent. The name and post office address of its Resident Agent in charge of such office are:

                         Marcus E. Woods
                       25 Monument Circle
                  Indianapolis, Indiana  46204

                            ARTICLE 5
                         Terms of Shares

     Section 5.01. Amount and Par Value. The total number of shares which the Corporation shall have authority to issue is forty-five million (45,000,000) shares, without par value.

         (Amended by Articles of Amendment, see Page 15)

     Section 5.02. Designations of Classes and Relative Rights of Shares. All shares of the Corporation shall be of one class and shall be known as shares of Common Stock. All shares of Common Stock shall have the same relative rights, preferences, limitations and restrictions.

     Section 5.03. Issue and Consideration for Common Stock. Shares of Common Stock may be issued by the Corporation for such amount of consideration as may be fixed from time to time by the Board of Directors and may be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor actually performed for or services actually rendered to the Corporation.

     Section 5.04. Voting Rights. Every holder of shares of Common Stock of the Corporation shall have the right, at every shareholders' meeting, to one (1) vote for each share of Common Stock standing in the shareholder's name on the books of the Corporation, unless otherwise provided in the Act.

     Section 5.05. Dividends. The Board of Directors shall have the power to declare and pay dividends on the outstanding shares of Common Stock out of the unreserved and unrestricted earned and/or capital surplus available therefor and payable in cash, in property or in shares of the Corporation, but no dividend shall be paid (i) out of surplus due to or arising from unrealized appreciation in value, or from a revaluation of assets; (ii) if the Corporation is, or is thereby rendered, insolvent; or (iii) if the stated capital of the Corporation is thereby impaired.

     Section 5.06. Redemption. The Corporation shall have the power to acquire, hold and dispose of (but not to vote) its own shares to the extent permitted by the Act, but purchases of its own shares, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted earned and/or capital surplus available therefor, provided that no purchase of or payment for its own shares shall be made at a time when the Corporation is insolvent or when such purchase or payment would make it insolvent.

     Section 5.07. Liquidation, etc. In event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the shares of Common Stock shall be entitled, after due payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.

     Section 5.08. No Pre-emptive Rights. Shareholders shall have no pre-emptive rights to subscribe to or purchase any shares of Common Stock or other securities of the Corporation.

     Section 5.09. Equitable Interests in Shares or Rights. The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

                            ARTICLE 6
                             Capital

     Section 6.01. Amount. The stated capital of the Corporation at the time these Amended Articles were filed was at least One Thousand Dollars ($1,000).

                            ARTICLE 7
                            Directors

     Section 7.01. Number and Qualifications. The number of directors of the Corporation shall be not less than nine (9), the exact number to be fixed from time to time by amendment to the By-Laws of the Corporation. Directors shall be citizens of the United States of America, but need not be shareholders of the Corporation.

     Section 7.02. Names, Addresses and Residences. The names and post office addresses of the Board of Directors of the Corporation on the date these Amended Articles were filed are as follows:


     Name                       Post Office Address

Charles A. Barnes               7951 Morning Side Drive
                                Indianapolis, Indiana
Thomas W. Binford               One Indiana Square
                                Indianapolis, Indiana
Harriet H. Capehart             445 Pine Drive
                                Indianapolis, Indiana
Otto N. Frenzel III             One Merchants Plaza
                                Indianapolis, Indiana
Earl B. Herr, Jr.               Lilly Corporate Center
                                Indianapolis, Indiana
Robert W. Hill                  25 Monument Circle
                                Indianapolis, Indiana
John R. Hodowal                 25 Monument Circle
                                Indianapolis, Indiana
Sam H. Jones                    850 North Meridian Street
                                Indianapolis, Indiana
Andre B. Lacy                   One Indiana Square
                                Indianapolis, Indiana
Frank E. McKinney, Jr.          111 Monument Circle
                                Indianapolis, Indiana
Zane G. Todd                    25 Monument Circle
                                Indianapolis, Indiana

     Section 7.03. Classes. The Board of Directors shall be divided into three classes, each class being as nearly as possible equal in number to each other class. At the annual meeting of shareholders to be held in 1986, approximately one-third of the directors constituting the first class (Class I) shall be elected to hold office for a term expiring at the 1987 annual meeting, approximately one-third of the directors constituting the second class (Class II) shall be elected to hold office for a term expiring at the 1988 annual meeting, and the remaining directors constituting the third class (Class III) shall be elected to hold office for a term expiring at the 1989 annual meeting. Commencing with the annual meeting of shareholders in 1987, the respective directors assigned to Class I, Class II and Class III shall be elected to hold office for three-year terms. Directors shall be assigned to classes by resolution of the Board of Directors adopted by not less than a majority of the directors then in office and at least two-thirds (2/3) of the Continuing Directors (as defined in Article 10 hereof).

     Section 7.04. Vacancies. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled for a period equal to the remainder of the term of the class in which the vacancy occurs, by a majority vote of all directors then in office and at least two-thirds (2/3) of the Continuing Directors. All directors shall continue as directors until the election and qualification of their successors.

     Section 7.05. Removal of Directors. Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of eighty percent (80%) of the Voting Stock (as defined in Article 10 hereof) at a meeting of shareholders called expressly for that purpose.

     Section 7.06. Amendments, etc. of this Article. Notwithstanding any other provision of the Act, the Amended Articles or the By-Laws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, the Amended Articles or such By-Laws), the affirmative vote of the holders of eighty percent (80%) of the Voting Stock, voting together as a single class, shall be required to amend, modify or repeal any provision of this
Article 7.

                            ARTICLE 8
                     President and Secretary

     Section 8.01. Name and Post Office Address. The name and post office address of the President of the Corporation is Zane G. Todd, 25 Monument Circle, Indianapolis, Indiana, and the name and address of its Secretary is Marcus E. Woods, 25 Monument Circle, Indianapolis, Indiana.

                            ARTICLE 9
              Provisions for Regulation of Business
            and Conduct of Affairs of the Corporation

     Section 9.01. Location of Meetings. Meetings of shareholders, the Board of Directors or any committees of the Board of Directors may be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof.

     Section 9.02. By-Laws. The Board of Directors of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the directors then in office and at least two-thirds (2/3) of the Continuing Directors. Notwithstanding any provision of the Act, the Amended Articles or the By-Laws of the Corporation, any amendment, modification or repeal of this
Section 9.02 shall require the approval of a majority of the directors then in office and at least two-thirds (2/3) of the Continuing Directors and by such vote of shareholders as may be required by law.

     Section 9.03. Provisions for Working Capital. The Board of Directors of the Corporation shall have power, from time to time, to fix and determine and to vary the amount to be reserved as working capital of the Corporation and, before the payment of any dividends, it may set aside out of the net profits of the Corporation such sum or sums as it may from time to time in its absolute discretion determine to be proper, whether as a reserve fund to meet contingencies or for the equalizing of dividends, or for repairing or maintaining any property of the Corporation, or for an addition to surplus, or for any corporate purposes that the Board of Directors shall think conducive to the best interest of the Corporation, subject only to such limitations as the By-Laws of the Corporation may from time to time impose.

     Section 9.04. Interest of Directors in Contracts. Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation, partnership or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, or in which the Corporation is a member, shareholder, or otherwise interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve or ratify such contract or transaction by a vote of a majority of the disinterested directors present, notwithstanding the fact that such majority of the disinterested directors present may not constitute a quorum, a majority of the Board of Directors, or a majority of the directors present at the meeting at which the contract or transaction is considered. This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

     Section 9.05. Indemnification. The Corporation shall indemnify any person who is or was a director, officer or employee of the Corporation or who serves as a director, officer or employee of a corporation, employee benefit plan or other entity at the request of the Corporation (herein collectively referred to as "Other Entity") against expenses reasonably incurred by such person, including without limitation, attorneys' fees and disbursements, amounts paid in settlement, judgments, fines, penalties and court costs, in the defense (through final disposition) of any actual or threatened claim, action, suit or proceeding of a civil, criminal or administrative nature; provided, that such person
(a) is wholly successful with respect thereto, or (b) has been found in a legal opinion of independent counsel or by a majority of the directors of the Corporation not involved in the claim, action, suit or proceeding for which indemnity is sought, to have acted in good faith in what such person reasonably believed to be in, or not opposed to, the best interests of the Corporation or Other Entity he or she was serving, and, in the case of criminal matters, had not reasonable cause to believe that his or her conduct was unlawful; and provided further, that no such person shall be so indemnified in relation to matters as to which he or she shall be adjudged in any such claim, action, suit or proceeding to be liable for reckless disregard or willful misconduct in the performance of duty. The termination of any claim, action, suit or proceeding by a judgment, settlement (whether with or without court approval), consent decree or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that such person did not meet the standard of conduct set forth in this paragraph. The indemnification provided hereunder shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law and shall inure to the benefit of the heirs, executors and administrators of any such person.

     The Corporation may advance expenses to or, where appropriate, assume the defense of any such person at the Corporation's expense upon receipt of an undertaking, in form and substance approved by the Board of Directors, by or on behalf of such person to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification hereunder.

     The Corporation may purchase and maintain insurance on behalf of any person why is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of an Other Entity against any liability asserted against such person in any capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the Act, these Amended Articles or otherwise.

     Section 9.06. Direction of Purposes and Exercise of Powers by Directors. The Board of Directors, subject to any specific limitations or restrictions imposed by the Act or these Amended Articles, shall direct the carrying out of the purpose and exercise the powers of the Corporation, without previous authorization or subsequent approval by the shareholders of the Corporation.

     Section 9.07. Amendments of Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Amended Articles, or in any amendment hereto, or to add any provision to the Amended Articles or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of the Act or any amendment thereto, or by the provisions of any other applicable statute of the State of Indiana; and all rights conferred upon shareholders in the Amended Articles or any amendment hereto are granted subject to this reservation.

                           ARTICLE 10
            Approval of Certain Business Transactions

     Section 10.01. Vote Required. In addition to any affirmative vote of the Board of Directors and shareholders of the Corporation prescribed by law or by the Amended Articles, the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock shall be required to approve and authorize any Business Transaction unless,

     (a) such Business Transaction shall have first been approved and authorized by a majority of the directors then in office and at least two-thirds (2/3) of the Continuing Directors after having given due consideration to, and having made specific written findings with respect to, the social, legal and economic effects such Business Transaction may have on shareholders, employees, customers and suppliers of the Corporation and any Subsidiary (as hereinafter defined) and on the community in which the Corporation conducts its businesses; or

     (b) the Fair Price Provisions set forth in Section 10.03 of this Article 10 shall have been fully met.

     Section 10.02. Definitions.  For the purpose of this
Article 10, the following terms shall have the meanings set forth below:

     (a) An "Affiliate" of, or a Person (as hereinafter defined) "affiliated" with, a specified Person, shall mean a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     (b) An "Associate" when used to indicate a relationship with a Person, shall mean

          (i) any corporation or organization, other than the Corporation or any Subsidiary, of which a Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities;

          (ii) any trust or other estate in which a Person has a substantial beneficial interest or as to which a Person serves as trustee or in a similar fiduciary capacity; and

          (iii) any relative or spouse of a Person, or any relative of such spouse, who has the same home as a Person or who is a director or officer of the Corporation or any Subsidiary.

     (c) A "beneficial owner" of Voting Stock shall mean a Person or any Affiliate or Associate thereof who:

          (i)  owns, directly or indirectly any Voting Stock;

          (ii) has (A) the right to acquire any Voting Stock (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote any Voting Stock pursuant to any agreement, arrangement or understanding; or

          (iii)  has any agreement, arrangement or
          understanding with any other Person or any Affiliate or Associate thereof, which is the beneficial owner of Voting Stock, for the purpose of acquiring, holding, voting or disposing of such Stock.

      (d)  "Business Transaction" shall mean

          (i) any merger, consolidation or plan of exchange of the Corporation or any Subsidiary with or into
          (A) any Interested Shareholder (as hereinafter defined), or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger, consolidation or plan of exchange would be, an Affiliate of an Interested Shareholder; or

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more to or with any Interested Shareholder or any Affiliate of any Interested Shareholder; or

          (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or of any Subsidiary to any Interested Shareholder or to any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

          (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested
          Shareholder or any Affiliate of any Interested
          Shareholder; or

          (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate of any Interested Shareholder.

     (e) "Continuing Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with an Interested Shareholder and was a member of the Board of Directors prior to the time that an Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with an Interested Shareholder and is recommended to succeed a Continuing Director by a two-thirds (2/3) vote of the Continuing Directors then on the Board of Directors.

     (f)  "Fair Market Value" shall mean

          (i)  in the case of cash, the amount of such cash;

          (ii) in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on such Composite Tape, or listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation for a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a two-thirds (2/3) vote of the Continuing Directors; and

          (iii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a two-thirds (2/3) vote of the Continuing Directors.

     (g) "Interested Shareholder" shall mean a Person (other than the Corporation, a Subsidiary or any agent or trustee of an employee stock ownership plan, employee thrift plan or a dividend reinvestment and stock purchase plan of the Corporation or a Subsidiary) who or which

          (i)  is the beneficial owner, directly or
          indirectly, of more than ten percent (10%) of the outstanding Voting Stock; or

          (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the then outstanding Voting Stock; or

          (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any Voting Stock which was at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     (h) A "Person" is any individual, firm, corporation or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring Voting Stock of the Corporation, such partnership, syndicate or group shall be deemed a "Person".

     (i) "Subsidiary" shall mean any corporation of which a majority of any class of its equity securities is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholders set forth above, the term "Subsidiary" shall mean only a corporation of which a majority of each class of its equity securities is owned, directly or indirectly, by the Corporation.

     (j) "Voting Stock" shall mean all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

     Section 10.03. Fair Price Provisions.  A Business
Transaction shall require only the affirmative vote of the Board of Directors and shareholders of the Corporation prescribed by law, if all of the conditions specified below are met:

     (a) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Transaction of consideration other than cash to be received per share in such Business Transaction by holders of any class of Voting Stock, shall be at least equal to the highest of the following:

          (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of the same class of Voting Stock acquired by it (A) within the two-year period immediately prior to the first public announcement of the proposed Business Transaction (the "Announcement Date"), or (B) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

          (ii) The Fair Market Value per share of any shares of the same class of any Voting Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested
          Shareholder (the "Determination Date"), whichever is higher;

          (iii) the price per share equal to the Fair Market Value per share of any shares of the same class of any Voting Stock determined pursuant to subparagraph
          (a) (ii) of this Section 10.03, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of the same class of any Voting Stock acquired by it within the two-year period immediately before the Announcement Date to
          (B) the Fair Market Value per share of any shares of the same class of Voting Stock on the first day in such two-year period the Interested Shareholder acquired any such shares of Voting Stock; and

          (iv) in the case of Voting Stock other than Common Stock, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

     (b) The consideration to be received by holders of a particular class of Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

     (c) After the Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Transaction, unless otherwise approved by a two-thirds (2/3) vote of the Continuing Directors,

          (i) there shall not have been a failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock of the Corporation;

          (ii) there shall not have been a reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and such annual rate of dividends shall have been increased as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock; and

          (iii) the Interested Shareholder shall not have become the beneficial owner of any Voting Stock in addition to that acquired as part of the transaction which resulted in the Interested Shareholder becoming an Interested Shareholder.

     (d) After the Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Transaction or otherwise.

     (e) A proxy or information statement describing the proposed Business Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Transaction (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     Section 10.04. Powers of the Board of Directors. Not less than two-thirds (2/3) of the Continuing Directors shall have the power and duty to determine for the purposes of this
Article 10, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the amount of Voting Stock beneficially owned by a Person, (c) whether a Person is an Affiliate or Associate of another Person, and (d) whether the assets which are the subject of any Business Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Transaction has, an aggregate Fair Market Value of $5,000,000 or more.

     Section 10.05.  No Effect on Fiduciary Obligations of
Interested Shareholders. Nothing contained in this Article 10 shall be construed to relieve any Interested Shareholder of any fiduciary obligation imposed by law.

     Section 10.06. Amendment, Repeal, etc. Notwithstanding any other provision of the Act or the Amended Articles or By-Laws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, the Amended Articles or such By-Laws), the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock, voting together as a single class, shall be required to amend, modify or repeal, or to adopt provisions inconsistent with, this Article 10 of the Amended Articles.

         2.  Effect of Amended Articles of Incorporation

     These Amended Articles effectuate certain amendments of (see Subdivision B below), and shall supersede and take the place of, the heretofore existing Articles of Incorporation of the Corporation approved and filed in accordance with the Act on September 14, 1983.

                          SUBDIVISION B

                   MANNER OF ADOPTION AND VOTE

                     1.  Action by Directors

     The Board of Directors of the Corporation, at a meeting thereof, duly called, constituted and held on January 28, 1986, at which a quorum of such Board of Directors was present, duly adopted resolutions proposing to the shareholders of the Corporation entitled to vote in respect thereof that Section 5.01 of Article 5 be amended; Sections
7.01 and 7.03 of Article 7 be amended; Sections 7.04, 7.05 and
7.06 of Article 7 be added; Sections 9.02 and 9.05 of Article 9 be amended and Article 10 be added to the Articles of Incorporation of the Corporation approved and filed on September 14, 1983, to read as set forth in these Amended Articles of Incorporation and directed the submission of such amendments and additions to vote of such shareholders at the annual meeting of shareholders held on April 16, 1986, to adopt or reject the same.

                   2.  Action by Shareholders

     The shareholders of the Corporation entitled to vote in respect of the amendments and additions described above under the caption "Action by Directors", at the annual meeting of shareholders of the Corporation, duly noticed, constituted and held on April 16, 1986, at which the holders of more than a majority of the outstanding shares of the Common Stock (the only class of stock authorized) of the Corporation were present in person or by proxy, adopted such amendments.

     The number of shares entitled to vote in respect of such amendments and additions, the number of shares voted in favor of the adoption of such amendments and additions, the number of shares voted against such adoption, and the percentage of the total outstanding shares voted in favor of the adoption of such amendments and additions, and the percentage of the total outstanding shares voted against such adoption, are as follows:


                                        Shares of Common Stock
                Entitled        Voted           Voted           Percent         Percent
                To Vote         In Favor        Against         In Favor        Against

Amendment of
Section 5.01    18,774,483      14,585,300      1,257,000       77.7            6.7

Amendment of
Section 9.05    18,774,483      15,448,002        325,770       82.3            1.7

Amendment of
Sections 7.01,
7.03 and 9.02,
and Additions
of Sections
7.04, 7.05
and 7.06        18,774,483      12,661,622      1,720,152       67.4            9.2

Addition of
Article 10      18,774,483      12,797,838      1,690,578       68.2            9.0


             3.  Compliance with Legal Requirements

     The manner of adoption of the amendments and additions effectuated by these Amended Articles of Incorporation and the vote by which such amendments and additions were adopted, constitute full legal compliance with the provisions of the Act, the Articles of Incorporation of the Corporation in effect at the time of such adoption, and the By-Laws of the Corporation.

                          SUBDIVISION C

          STATEMENT OF CHANGES MADE WITH RESPECT TO THE
                  SHARES HERETOFORE AUTHORIZED

     The total number of shares of which the Corporation had authority to issue immediately prior to adoption of the amendments and additions effectuated by these Amended Articles of Incorporation was as follows:


                                                        Number of
        Class                                           Authorized Shares

        Common Stock, without par value                 25,000,000


     The additional number of shares authorized by the aforesaid amendments is 20,000,000 shares of Common Stock, without par value, so that the total number of authorized shares of the Corporation following the effectiveness of such amendments and additions is as follows:


                                                        Number of
        Class                                           Authorized Shares

        Common Stock, without par value                 45,000,000


     IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Amended Articles of Incorporation and Certify that the facts herein stated are true, this 16th day of April, 1986.

                              /s/  ZANE G. TODD
                                   ZANE G. TODD, President

/s/  MARCUS E. WOODS
     MARCUS E. WOODS, Secretary


STATE OF INDIANA    )
                    : SS.:
COUNTY OF MARION    )


     I, the undersigned, a Notary Public duly commissioned to take acknowledgements and administer oaths in the State of Indiana, certify that Zane G. Todd, President, and Marcus E. Woods, Secretary, of IPALCO Enterprises, Inc., an Indiana corporation, the officers executing the foregoing Amended Articles of Incorporation, personally appeared before me, acknowledged the execution thereof and swore to the truth of the facts therein stated.

     WITNESS my hand and Notarial Seal this 16th day of April, 1986.

                         /s/  KATHLEEN M. TUCKER
                              KATHLEEN M. TUCKER, Notary
Public

My Commission Expires:        My County of Residence:

  March 29, 1990                Hendricks

(SEAL)


This instrument prepared by Marcus E. Woods, Attorney at Law
25 Monument Circle, Indianapolis, Indiana  46204

                                   FILED AND APPROVED
                                   April 16, 1986
                                   EDWIN J. SIMCOX,
                                   Secretary of State of Indiana




              [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   Provided by EVAN BAYH
                                   Secretary of State
                                   Room 155 State House
                                   Indianapolis, Indiana 46204
                                   (317) 232-6576
                                   Indiana Code 23-1-38-1 et seq.

                                   FILING FEE $30.00


ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION
State Form 38333 (R 3/1-88)
"Approved by State Board of Accounts, (Revised) 1988"
INSTRUCTIONS:  Use 8 1/2 x 11 inch white paper for inserts.
               Filing requirements - Present original and one copy to address in upper right corner of this form.

              ARTICLES OF AMENDMENT OF THE AMENDED
                  ARTICLES OF INCORPORATION OF:

                    IPALCO Enterprises, Inc.

The undersigned officers of:
IPALCO Enterprises, Inc.

(hereinafter referred to as the "Corporation") existing pursuant to the provisions of:

(Indicate appropriate act)

x    Indiana Business              ____  Indiana Professional
     Corporation Law                     Corporation Act
                                         of 1983

as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended Articles of Incorporation, certify the following facts:

                     ARTICLE I Amendment(s)

SECTION 1  The date of incorporation of the corporation is:
     September 14, 1983

SECTION 2 The name of the corporation following this amendment to the Amended Articles of Incorporation is:
     IPALCO Enterprises, Inc.

SECTION 3
The exact text to Article 5, Section 5.01 of the Amended
Articles of Incorporation is now as follows:

     "Section 5.01. Amount and Par Value. The total number of shares which the Corporation shall have authority to issue is one hundred forty-five million
     (145,000,000) shares, without par value."

             ARTICLE II Manner of Adoption and Vote

SECTION 1 Action by Directors:
     The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of
Article 5, Section 5.01 of the Amended Articles of Incorporation and directing a meeting of the Shareholders, to be held on April 18, 1990, allowing such Shareholders to vote on the proposed amendment.

The resolution was adopted by:  (Select appropriate paragraph)
     (a) Vote of the Board of Directors at a meeting held on
December 18, 1989, at which a quorum of such Board was
present.
     (b) Written consent executed on _________________,
19____, and signed by all members of the Board of Directors.

SECTION 2 Action by Shareholders:
     The Shareholders of the Corporation entitled to vote in respect of the Articles of Amendment adopted the proposed amendment. The amendment was adopted by: (Select appropriate paragraph)
     (a) Vote of such Shareholders during the meeting called by the Board of Directors. The result of such vote is as follows:*


                                                  TOTAL

        SHAREHOLDERS ENTITLED TO VOTE:          33,355,128
        SHAREHOLDERS VOTED IN FAVOR:            29,384,204
        SHAREHOLDERS VOTED AGAINST:              3,495,708


     (b) Written consent executed on ____________________, 19___, and signed by all such Shareholders.

SECTION 3 Compliance with Legal Requirements.
     The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Amended
Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify subject to the penalties of perjury that the statements contained are true this 18th day of April, 1990.

Current Officer's Signature             Officer's Name Printed
/s/ Marcus E. Woods                     Marcus E. Woods

Officer's Title
Secretary and General Counsel

* Of the 37,548,966 shares of Common Stock outstanding on the record date for the above-referenced meeting, 33,355,128 were present in person and by proxy and entitled to vote,
constituting a quorum.   Each share is entitled to one (1)
vote. No other voting shares of the Corporation are issued or outstanding. In addition to the shares voted in favor of and against the proposed amendment, 475,216 shares were withheld from voting thereon.

                              SUE ANNE GILROY
                              SECRETARY OF STATE
                              CORPORATIONS DIVISION
                              302 W. Washington St., Rm. E018
                              Indianapolis, IN  46204
                              Telephone:  (317) 232-6576

                              Indiana Code 23-1-38-1 et seq.

                              Filing Fee:  $30.00

ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION
State Form 38333 (R7/4-95)
Approved by State Board of Accounts 1995

INSTRUCTIONS:  Use 8 1/2" x 11" white paper for inserts.
               Present original and one copy to address in upper right hand corner of this form.
               Please TYPE or PRINT.

                  ARTICLES OF AMENDMENT OF THE
                  ARTICLES OF INCORPORATION OF:

Name of Corporation
IPALCO Enterprises, Inc.

The undersigned officers of:
IPALCO Enterprises, Inc.
(hereinafter referred to as the "Corporation") existing pursuant to the provisions of: (indicate appropriate act)

x Indiana Business              ____  Indiana Professional
  Corporation Law                     Corporation Act of 1983

as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended Articles of Incorporation, certify the following facts:

                     ARTICLE I Amendment(s)

SECTION 1 The date of incorporation of the Corporation is:
     September 14, 1983

SECTION 2 The name of the Corporation following this amendment to the Amended Articles of Incorporation is:
     IPALCO Enterprises, Inc.

SECTION 3
The exact text of Article 5, Section 5.01 of the Amended
Articles of Incorporation is now as follows:

     "Section 5.01. Amount and Par Value. The total number of shares which the Corporation shall have authority to issue is two hundred ninety million
     (290,000,000) shares, without par value."


SECTION 4 Date of each amendment's adoption:
Board of Directors - 01-28-97      Shareholders - May 21, 1997

             ARTICLE II Manner of Adoption and Vote

Strike inapplicable section:

     SECTION 1 This amendment was adopted by the Board of Directors or incorporators and shareholder action was not required.

x    SECTION 2 The shareholders of the Corporation entitled to
               vote in respect to the amendment adopted the
               proposed amendment.  The amendment was adopted
               by:

               A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:



        Shares entitled to vote.                        44,499,612
        Number of shares represented                    37,189,721
        at the meeting.
        Shares voted in favor.                          32,428,359
        Shares voted against.                            4,081,008
        Shares abstained.                                  680,354


               B.   Written consent executed on
                    ________________, 19___ and signed by all
                    such shareholders.

         ARTICLE III Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Amended
Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 21st day of May, 1997.

Signature of current officer       Printed name of officer
/s/  Bryan G. Tabler               Bryan G. Tabler

Officer's title
Vice President, Secretary and General Counsel